UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

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Wheeling - Pittsburgh Corporation

(Name of Registrant as Specified In Its Charter)

Esmark Incorporated

Bouchard Group, L.L.C.

Franklin Mutual Advisers, LLC

James P. Bouchard

Craig T. Bouchard

Albert G. Adkins

Clark Burrus

C. Frederick Fetterolf

James V. Koch

George Muñoz

Joseph Peduzzi

James A. Todd

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FOR IMMEDIATE RELEASE

Esmark Offers to Meet with Wheeling-Pittsburgh Corporation’s Board to Work

Toward Completing Esmark’s Proposed Transaction

CHICAGO, September 19, 2006 - Esmark Incorporated (“Esmark”), a steel services company supported by global investor Franklin Mutual Advisers, LLC, and lead bank JP Morgan Chase N.A., today released the following statement from its Chief Executive Officer, James P. Bouchard, calling on the boards of Wheeling-Pittsburgh Corporation (NASDAQ: WPSC) (“Wheeling-Pitt”) and Esmark to work collaboratively toward completing Esmark’s proposed transaction.

“We are pleased that a proposed transaction with CSN has been removed from the agenda of the Wheeling-Pitt annual shareholders’ meeting and that the United Steelworkers (“USW”) have once again reiterated their support for the combination of our two companies. We are convinced more than ever that our proposals are right for Wheeling-Pitt and its shareholders, employees and other stakeholders. We believe that Wheeling-Pitt has heard similar views from the Wheeling-Pitt shareholders it has contacted.”

“We are willing to meet with Wheeling-Pitt’s board to finalize a combination between Esmark and Wheeling-Pitt. Wheeling-Pitt’s extensive negotiations with CSN have failed to produce a transaction that is either acceptable to the USW or in the best interest of its shareholders. Wheeling-Pitt is a commercially troubled company. The sooner we bring the proposed combination of Esmark and Wheeling-Pitt to a shareholder vote, the sooner we can begin to build Wheeling-Pitt’s balance sheet and position the company to reclaim a leadership role in the steel industry. I hope the Wheeling-Pitt board decides to do the right thing.”

“We remain committed to the election of our slate of directors at the November 17 annual shareholders’ meeting.”

Esmark, together with the other participants indicated below, filed a revised preliminary proxy statement with the SEC on August 24, 2006 relating to the solicitation of proxies for the election of a slate of director nominees at the 2006 annual meeting of shareholders of Wheeling-Pitt. Esmark’s revised preliminary proxy statement contains information on the participants in Esmark’s solicitation and their interests in Wheeling-Pitt. Esmark and the other participants intend to file a definitive proxy statement and accompanying proxy card with the SEC. Esmark urges Wheeling-Pitt shareholders to read the definitive proxy statement in its entirety when it becomes available because it will contain important information. When filed, the definitive proxy statement will be available at no charge at the SEC’s website at http://www.sec.gov. The participants will provide copies of the definitive proxy statement without charge upon request made to Esmark’s proxy solicitor, Innisfree M&A Incorporated, at its toll-free number (888) 750-5834. The participants in this proxy solicitation are anticipated to be Esmark, the Bouchard Group, L.L.C., Franklin Mutual Advisers, LLC and certain of its directors and officers, James P. Bouchard, Craig T. Bouchard, Albert G. Adkins, Clark Burrus, C. Frederick Fetterolf, James V. Koch, George Muñoz, Joseph Peduzzi, and James A. Todd.

About Esmark

Headquartered in Chicago and founded by the Bouchard Group, Esmark is a steel services family of companies. The mission of Esmark is to establish the benchmark standards for strategic consolidation, operating efficiency and management excellence in the steel sector. More information about Esmark can be found at www.esmark.com. This press release contains forward-looking statements. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include the ability to successfully solicit sufficient proxies to elect Esmark’s nominees for director and the ability to achieve anticipated cost savings as a result of the proposed merger, competition in the steel industry, dependence on suppliers of raw materials, and cyclical demand for steel products.

Media Contact:

Bill Keegan, Edelman, 312.240.2624, bill.keegan@edelman.com

For Investors:

Craig T. Bouchard, Esmark, 708.756.0400, ctbouchard@esmark.com

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